                                                      |------------------------|
                                                      |      OMB APPROVAL      |
                                                      |------------------------|
                                                      |OMB Number:3235-0145    |
                                                      |Expires:                |
                                                      |Estimated average burden|
                                                      |hours per form.....14.90|
                                                      |------------------------|


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          West TeleServices Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    956188106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Gary L. West, West TeleServices Corporation, 9910 Maple Street, Omaha, NE 68134,
(402) 571-7700 with a copy to Serge Benchetrit, Willkie Farr & Gallagher,
                       787 Seventh Avenue, New York, NY 10019
--------------------------------------------------------------------------------
(Name,  Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 August 17, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

|-------------------------|                   |--------------------------------|
|CUSIP No.    956188106   |                   |Page    2     of     6     Pages|
|-------------------------|                   |     --------    ---------      |
|-------------------------|                   |--------------------------------|

--------------------------------------------------------------------------------
|   1   | NAME OF REPORTING PERSONS                                            |
|       | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                           |
|       |                                                                      |
|       | Gary L. West                                                         |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   2   | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_| |
|       |                                                                      |
|       |                                                              (b) |x| |
|-------|----------------------------------------------------------------------|
|   3   | SEC USE ONLY                                                         |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   4   | SOURCE OF FUNDS*                                                     |
|       | PF                                                                   |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   5   | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO  |
|       | ITEMS 2(d) or 2(e)                                            |_|    |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   6   | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|       | United States                                                        |
|       |                                                                      |
|------------------------------------------------------------------------------|
|                      |   7   | SOLE VOTING POWER                             |
|                      |       | -0-                                           |
|                      |       |                                               |
|      NUMBER OF       |-------|-----------------------------------------------|
|       SHARES         |   8   | SHARED VOTING POWER                           |
|    BENEFICIALLY      |       | 45,521,263                                    |
|      OWNED BY        |       |                                               |
|        EACH          |-------|-----------------------------------------------|
|     REPORTING        |   9   | SOLE DISPOSITIVE POWER                        |
|    PERSON WITH       |       | -0-                                           |
|                      |       |                                               |
|                      |-------|-----------------------------------------------|
|                      |   10  | SHARED DISPOSITIVE POWER                      |
|                      |       | 45,521,263                                    |
|                      |       |                                               |
|------------------------------------------------------------------------------|
|   11  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON                   |
|       | 45,521,263                                                           |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   12  | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                        |
|       | EXCLUDES CERTAIN SHARES*                                      |x|    |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   13  | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|       | 71.8%                                                                |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   14  | TYPE OF REPORTING PERSON*                                            |
|       | IN                                                                   |
|       |                                                                      |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

|-------------------------|                   |--------------------------------|
|CUSIP No.    956188106   |                   |Page    3     of     6     Pages|
|-------------------------|                   |     --------    ---------      |
|-------------------------|                   |--------------------------------|

--------------------------------------------------------------------------------
|   1   | NAME OF REPORTING PERSONS                                            |
|       | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                           |
|       |                                                                      |
|       | Mary E. West                                                         |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   2   | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_| |
|       |                                                                      |
|       |                                                              (b) |x| |
|-------|----------------------------------------------------------------------|
|   3   | SEC USE ONLY                                                         |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   4   | SOURCE OF FUNDS*                                                     |
|       | PF                                                                   |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   5   | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO  |
|       | ITEMS 2(d) or 2(e)                                            |_|    |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   6   | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|       | United States                                                        |
|       |                                                                      |
|------------------------------------------------------------------------------|
|                      |   7   | SOLE VOTING POWER                             |
|                      |       | -0-                                           |
|                      |       |                                               |
|      NUMBER OF       |-------|-----------------------------------------------|
|       SHARES         |   8   | SHARED VOTING POWER                           |
|    BENEFICIALLY      |       | 45,521,263                                    |
|      OWNED BY        |       |                                               |
|        EACH          |-------|-----------------------------------------------|
|     REPORTING        |   9   | SOLE DISPOSITIVE POWER                        |
|    PERSON WITH       |       | -0-                                           |
|                      |       |                                               |
|                      |-------|-----------------------------------------------|
|                      |   10  | SHARED DISPOSITIVE POWER                      |
|                      |       | 45,521,263                                    |
|                      |       |                                               |
|------------------------------------------------------------------------------|
|   11  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON                   |
|       | 45,521,263                                                           |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   12  | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                        |
|       | EXCLUDES CERTAIN SHARES*                                      |x|    |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   13  | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|       | 71.8%                                                                |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   14  | TYPE OF REPORTING PERSON*                                            |
|       | IN                                                                   |
|       |                                                                      |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

|-------------------------|                   |--------------------------------|
|CUSIP No.    956188106   |                   |Page    4     of     6     Pages|
|-------------------------|                   |     --------    ---------      |
|-------------------------|                   |--------------------------------|

--------------------------------------------------------------------------------
|   1   | NAME OF REPORTING PERSONS                                            |
|       | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                           |
|       |                                                                      |
|       | Troy L. Eaden                                                        |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   2   | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) |_| |
|       |                                                                      |
|       |                                                              (b) |x| |
|-------|----------------------------------------------------------------------|
|   3   | SEC USE ONLY                                                         |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   4   | SOURCE OF FUNDS*                                                     |
|       | PF                                                                   |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   5   | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO  |
|       | ITEMS 2(d) or 2(e)                                            |_|    |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   6   | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|       | United States                                                        |
|       |                                                                      |
|------------------------------------------------------------------------------|
|                      |   7   | SOLE VOTING POWER                             |
|                      |       | 8,516,250                                     |
|                      |       |                                               |
|      NUMBER OF       |-------|-----------------------------------------------|
|       SHARES         |   8   | SHARED VOTING POWER                           |
|    BENEFICIALLY      |       | -0-                                           |
|      OWNED BY        |       |                                               |
|        EACH          |-------|-----------------------------------------------|
|     REPORTING        |   9   | SOLE DISPOSITIVE POWER                        |
|    PERSON WITH       |       | 8,516,250                                     |
|                      |       |                                               |
|                      |-------|-----------------------------------------------|
|                      |   10  | SHARED DISPOSITIVE POWER                      |
|                      |       | -0-                                           |
|                      |       |                                               |
|------------------------------------------------------------------------------|
|   11  | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON                   |
|       | 8,516,250                                                            |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   12  | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                        |
|       | EXCLUDES CERTAIN SHARES*                                      |x|    |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   13  | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                   |
|       | 13.4%                                                                |
|       |                                                                      |
|-------|----------------------------------------------------------------------|
|   14  | TYPE OF REPORTING PERSON*                                            |
|       | IN                                                                   |
|       |                                                                      |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

          This Amendment No. 1 to Schedule 13D (this "Amendment") with respect to West TeleServices Corporation (the "Company") is being filed by Mr. Gary L. West, Ms. Mary E. West and Mr. Troy L. Eaden (collectively, the "Reporting Persons"), to amend the Schedule 13D (the "Schedule 13D") originally filed by the Reporting Persons on July 24, 1998. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Schedule 13D.

Item 4.   Purpose of Transaction.

          Item 3 of Schedule 13D is hereby amended by adding the following new paragraphs at the end of such item:

          On August 18, 1998, the Reporting Persons withdrew their proposal to acquire all of the outstanding shares of Common Stock of the Company not currently owned by the Reporting Persons, after being informed by the Special Committee appointed by the Company's Board of Directors that the Special Committee would not be able to recommend the Reporting Persons' final proposal of $15.50 per share. Based on the Special Committee's decision, the Reporting Persons have withdrawn their proposal and terminated all discussions with the Company relating to their proposal.

          The Reporting Persons intend to review continuously their investment in the Company. In reaching any decision with respect to such investment, the Reporting Persons will take into consideration various factors, such as the Company's business and prospects, other developments concerning the Company, other investment opportunities available to the Reporting Persons and economic and market conditions. Depending upon the results of their review of such factors, the Reporting Persons may decide to purchase (on such terms and at such times as they consider desirable) additional Common Stock of the Company, or dispose of all or a portion of such Common Stock (whether now or hereafter held).

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:     August 24, 1998
                                                      /s/ Gary L.West
                                                      --------------------------

                                                      /s/ Mary E. West
                                                      --------------------------

                                                      /s/ Troy L. Eaden
                                                      --------------------------